Exhibit 10.8

STOCK AWARD AGREEMENT
(Independent Director)

THIS STOCK AWARD AGREEMENT (the “Agreement”) is made effective as of the      day of            , 20     (the “Date of Grant”), between CYS Investments, Inc., a Maryland corporation (the “Company”), and              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the CYS Investments, Inc. 2013 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement; capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Stock Award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Grant of the Stock Award. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Participant a stock award (the “Stock Award”) consisting of ______ restricted shares of the Company’s common stock, $.01 par value per share (the “Restricted Shares”). The Restricted Shares shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.    Vesting.

(a)    Subject to the Participant’s continued service with the Company, the Restricted Shares shall vest and become nonforfeitable with respect to one-hundred percent (100%) of the Restricted Shares on                  , 20    .

(b)    If not sooner vested and nonforfeitable, the Restricted Shares shall vest and become nonforfeitable on the date that the Participant’s continued service with the Company ends on account of the Participant’s illness or injury that prevents the Participant from discharging the Participant’s duties as a member of the Company’s Board if the Participant’s service with the Company continues until such date.

(c)    If not sooner vested and nonforefeitable, the Restricted Shares shall vest and become nonforfeitable on a Control Change Date if the Participant continues service with the Company until the Control Change Date..

(d)    Resticted Shares that have not vested and become nonforfeitable on or before the date the Participant’s service with the Company terminates shall be forfeited by the Participant without consideration.

(e)    For purposes of this Agreement, “service” means service provided by the Participant to the Company as a member of the Company’s Board.

3.    Certificates. Certificates evidencing the Restricted Shares shall be issued by the Company and shall be registered in the Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section 2. As a condition to the receipt of this Restricted Stock Award, the Participant shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Shares. No certificates shall be issued for fractional Shares.

4.    Rights as a Stockholder. The Participant shall be the record owner of the Restricted Shares until or unless such Restricted Shares are forfeited pursuant to Section 2 hereof, and as record owner shall be entitled to all rights of a common stockholder of the Company, including, without limitation, voting rights with respect to the Restricted Shares and the Participant shall receive, when paid, any dividends on all of the Restricted Shares granted hereunder as to which the Participant is the record holder on the applicable record date; provided that the Restricted Shares shall be subject to the limitations on transfer and encumbrance set forth in Section 7. As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, certificates for the Restricted Shares which shall have vested shall be delivered to the Participant or to the Participant along with the stock powers relating thereto.

5.    Legend on Certificates. The certificates representing the vested Restricted Shares delivered to the Participant shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6.    No Right to Continued Service. The granting of the Restricted Shares evidenced by this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the service of such Participant.

7.    Transferability. The Restricted Shares may not, at any time prior to becoming vested pursuant to Section 2, be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

8.    Securities Laws. Upon the vesting of any Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

9.    Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the corporate records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10.    Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS.

11.    Stock Award Subject to Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Stock Award and the

Restricted Shares granted hereunder are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
IN WITNESS WHEREOF, the partied hereto have executed this Agreement.

CYS INVESTMENTS, INC.

By:
Kevin E. Grant, Chief Executive Officer

Agreed and Acknowledged as of the date first above written